Exhibit 24.1

Confirming Statement

This statement confirms that the undersigned hereby authorizes and designates Jeffrey B. Shealy, John T. Kurtzweil, Cindy C. Payne, and Andrew Wright (collectively, the “Powers of Attorney”) to execute and file on behalf of the undersigned all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the undersigned’s ownership of or transactions in securities of Akoustis Technologies, Inc. (the “Company”). Unless earlier revoked in writing, the authority granted under this statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 under Section 16 of the Exchange Act with respect to the undersigned’s ownership of or transactions in the Company’s securities. The undersigned acknowledges that the Powers of Attorney are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act.

The undersigned hereby revokes, in full, the power of attorney granted under that certain Limited Power of Attorney for Section 16 Reporting Purposes, dated March 9, 2017 and signed by the undersigned, as it relates to all attorneys-in-fact named therein.

Date: November 16, 2017	/s/ Jerry D. Neal
Jerry D. Neal